Exhibit 99.1

Wilocity Ltd.
____
US Key Employee Share Incentive Plan, 2007
____
I. Name, Purpose and Definitions

1.	Name
This plan, as amended from time to time, shall be known as the Wilocity Ltd. US Key Employee Share Incentive Plan, 2007 or the Plan.

2.	Purpose
The purpose and intent of the Plan is to provide incentives to the employees and directors of Wilocity, Inc., a Delaware corporation (the "Subsidiary") by giving them the opportunity to purchase Ordinary Shares of Wilocity Ltd. (the "Company") pursuant to an incentive plan approved by the Board of Directors of the Company and the Subsidiary which is designed in part to benefit from tax benefits available to employees under Section 422 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

3.	Definitions
As used in this Plan, the following terms shall have the meanings assigned to them in this Section 3.
“Act” shall mean the Delaware General Corporation Law, as the same may be amended from time to time.
“Applicable Laws” means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of United States and Israeli securities laws, state corporate and securities laws, the Code, the Act, the Israeli Companies Law, 1999, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Options granted to residents therein.
“Board” shall mean the board of directors of the Company.
“Company” shall mean Wilocity Ltd., an Israeli corporation.
“Controlling Shareholder” shall mean any person that holds, directly or indirectly, alone or together with such person’s Relative, either: (i) 10% or more of the Company’s or the Subsidiary's issued share capital or voting power; (ii) the right to hold 10% or more of the Company’s or the Subsidiary’s issued share capital or voting power or to acquire the same; (iii) the right to receive 10% or more of the Company’s or the Subsidiary’s profits; or (iii) the right to appoint at least one Director of the Company or the Subsidiary.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Date of Grant” shall have the meaning set forth in Section 7.3.
“Director” shall mean a member of the Board of Directors of the Subsidiary.
“Disability” shall mean the inability, due to illness, injury or mental condition to engage in any gainful occupation for which an individual is qualified by education, training or experience, and such condition continues for at least six (6) months.
“Employee” shall mean an employee of the Subsidiary, excluding, however, a Controlling Shareholder or any Officer or Director of the Subsidiary who is not an Employee of the Subsidiary.

“Exercise Price” shall mean the price required to be paid by a Grantee in connection with the exercise of an Option.
“Fair Market Value” shall mean, as of any date, the value of an Ordinary Share, which shall be determined as follows: (i) if the Ordinary Shares are listed or quoted on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Ordinary Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable; or (ii) in the absence of an established market for the Shares, the Fair Market Value thereof as determined in good faith by the Board.
“Grantee” means an Employee to whom Options are granted under this Plan.
“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
“M&A Transaction” shall mean a merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity.
“Notice of Grant” shall have the meaning set forth in Section 7.4.
“Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
“Officer” shall mean an officer of the Subsidiary as defined in the Act.
“Option” shall mean an Option to purchase one (1) Ordinary Share.
“Ordinary Share” or “Share” shall mean an Ordinary Share of the Company, NIS 0.01 par value.
“Relative” shall mean a spouse, sibling, parent, grand-parent, descendant, a spouse’s descendant and a spouse of any of the foregoing.
“Successor Corporation” shall mean the surviving entity in a M&A Transaction.

II. General Terms and Conditions of the Plan

4.	Administration

4.1.	The Plan will be administered by the Board. The Board shall have the full authority in its sole and absolute discretion, from time to time and at any time, to determine:
(a)the identity of the Grantees;
(b)the number of Options to be granted to each Grantee;
(c)the time or times at which the same shall be granted;
(d)the Exercise Price, schedule and conditions relating to the exercise of such Options; and/or
(e)any other matter that, in the Board’s sole and absolute discretion, is necessary or desirable for, or incidental to, the administration of the Plan. Without derogating from the above, in determining the number of Options to be granted to each Grantee, the Board may consider, among other things, the Grantee's salary, the duration of the Grantee's employment by the Company, and the Grantee's contribution to the Company.

4.2.
The Board may, from time to time, adopt such rules and regulations for carrying out the Plan as it may deem necessary. No member of the Board shall be liable for any act or determination made in good faith with respect to the Plan or any Option granted hereunder.

4.3.
The Board shall be entitled to delegate its power hereunder to a compensation committee that shall be comprised of members of the Board, provided, however, that the identity of each of the Grantees, the number of Options to be granted, the term thereof and the actual grant thereof must be approved by the Board.

4.4.	The interpretation and construction by the Board of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

5.	Grant of Shares/Restrictions on Issuance of Options
The Board shall be entitled to grant to certain Employees shares of the Company instead of Options, as it may deem desirable. The provisions of the Plan shall apply to such grant of shares mutatis mutandis.

6.	Eligible Grantees

6.1.
The Board, at its discretion, may grant Options to any Employee, provided, however that all grants of Options to Directors and other Officers of the Company shall be authorized and implemented only in accordance with the provisions of Applicable Laws.

6.2.
The grant of an Option to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him from participating, in any other grant of Options pursuant to this Plan or any other share options incentive plan of the Company, or any parent or subsidiary company of the Company.

7.	Grant of Options

7.1.
Options may be granted at any time after the date of adoption of this Plan by the Company, through and including the day immediately preceding the tenth (10th) anniversary of such date. Subject to the provisions of Section 16 below, the maximum aggregate number of Shares which may be issued pursuant to all Options granted under this Plan (including Incentive Stock Options) is 1,100,000 Shares. The Shares may be authorized, but unissued, or reacquired Ordinary Shares. Any Shares covered by an Option granted under this Plan which is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an exercise of an Option shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

7.2.
Incentive Stock Options may be granted only to Employees of the Company. Non-Qualified Stock Options may be granted to Employees, Directors and consultants. An Employee, Director or consultant who has been granted an Option may, if otherwise eligible, be granted additional Options. Options may be granted to such Employees, Directors or Consultants who are residing outside of the United States as the Administrator may determine from time to time.

7.3.	The Date of Grant of an Option shall be the date specified by the Board in its determination relating to the award of such Option.

7.4.
The Board shall remit to each Grantee a Notice of Grant, which shall include the number of Options granted to such Grantee, a designation of whether such Options are intended to be Incentive Stock Options or Non-Qualified Stock Options, the vesting schedule, the terms of exercise of such Options and such other terms and conditions as the Board, at its discretion, may prescribe, including, without limitation, the requirement that a Grantee execute an agreement relating to such Options in such form as the Board may prescribe; provided, however, that in the case of the grant of Incentive Stock Options, the Exercise Price of such Options shall not be less than the fair market value of the Shares for which shall Options shall be exercisable at the time such Options are granted, all as determined by the Board in accordance with Section 422 of the Code and the regulations promulgated thereunder.

8.	Dividends and Voting Rights
All Ordinary Shares issued upon the exercise of Options granted under the Plan shall entitle the Grantee to all the rights attached to the Ordinary Shares of the Company, including the right to receive dividends with respect thereto and to vote the same at any meeting of the shareholders of the Company. Notwithstanding the above, until the closing of the Company’s initial public offering of shares, Ordinary Shares issued upon the exercise of Options granted under this Plan shall be voted (including the execution of any written consents) by an irrevocable proxy executed by the Grantee, delivered to the Chairman of the Board of Directors of the Company (the "Chairman") appointing the Chairman as proxy to vote on behalf of the Grantee, on all matters on which the holders of Ordinary Shares shall have a vote. On each and every issue brought before the shareholders of the Company for their resolution, the Chairman shall abstain, provided however that if the shareholders adopt a resolution by way of a unanimous written resolution, the Chairman shall vote the Ordinary Shares in respect of which he/her is a proxy in favor of such resolution.

9.	Term of Options
Without derogating from the rights and powers of the Board under Section 4.1 hereof, unless otherwise specified in the Notice of Grant, each Option shall be exercisable for a term of ten (10) years, and the vesting schedule of any quantity of Options granted under the Plan shall be such that twenty-five percent (25%) of such Options shall vest on the first anniversary of the Date of Grant, and the remaining seventy-five percent (75%) of such Options shall vest equally at the end of each month, of a 36 month period, which period starts on the first anniversary of the Date of Grant and ends on the fourth anniversary of the Date of Grant.

10.	Exercise Price
Without derogating from the rights and powers of the Board under Section 4.1 hereof, but subject to the provisions of Section 7.4 hereof in the case of Incentive Stock Options, the Exercise Price per Ordinary Share covered by each Option shall not be less than the par value of the Ordinary Shares.

11.	Exercise of Options

11.1.	Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan.

11.2.
The exercise of an Option shall be made by a written notice of exercise delivered by the Grantee to the Company at its principal executive office specifying the number of Options to be exercised and accompanied by the payment therefor, and containing such other terms and conditions as the Board shall prescribe from time to time.

11.3.
Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 12 hereof, if any Option has not been exercised within ten (10) years after the Date of Grant (or any shorter period set forth in the Notice of Grant), such Option shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and, in the event that in connection therewith any Options are still held in trust as aforesaid, the trust with respect thereto shall ipso facto expire.

11.4.
Each payment for Ordinary Shares shall be in respect of a whole number of Ordinary Shares, and shall be effected in cash or by a cashier's check payable to the order of the Company, or such other method of payment acceptable to the Company.

12.	Termination of Employment
In the event that a Grantee ceases to be employed by the Company for any reason, all Options previously granted to such Grantee shall terminate as follows:

12.1.
If the Grantee's termination of employment is due to such Grantee's death or Disability, such Options (to the extent vested at the time of the Grantee's termination of employment) shall be exercisable by the Grantee's legal representative, estate manager or any other person to whom the Grantee's rights are transferred by will or by laws of descent or distribution, or the Grantee, as the case might be, for a period of six (6) months following such termination of employment or provision of services (but in no event after the expiration date of such Options), and shall thereafter terminate.

12.2.
If the Grantee's termination of employment is due to, or connected with, one of the following instances, said Grantee's Options shall immediately expire and said Grantee shall not be entitled to exercise any of said Grantee's Options, even if such Options had already vested at that time. The said instances are as follows:

a.The Grantee acts dishonestly or breaches his fiduciary duties or duty of loyalty towards the Company and/or its subsidiaries;
b.The Grantee is grossly negligent in fulfilling his duties towards the Company and/or its subsidiaries;
c.The Grantee breaches intentionally in a material way the terms of his employment agreement, or other agreement with the Company and/or its subsidiaries.

12.3.
If the Grantee's termination of employment is for any reason other than those described in sub-sections 12.1 or 12.2 above, such Options (to the extent vested at the time of the Grantee's termination of employment or provision of services) shall be exercisable for a period of sixty (60) days following such termination of employment or provision of services, and shall thereafter terminate.

12.4.	Options that have not vested at the time of the Grantee's termination of employment shall expire immediately upon the termination of such employment.
Notwithstanding the foregoing provisions of this Section 12, the Board may provide, either at the time an Option is granted or thereafter, that such Option may be exercised after the periods provided for in Section 13.1, but in no event beyond the term of the Option.

13.	Adjustment Upon Changes in Capitalization, M&A Transaction or Restructuring

13.1.
In the event of an M&A Transaction occurring while unexercised Options remain outstanding under the Plan, the Options shall be assumed or substituted by the Successor Corporation (or a parent or subsidiary of the Successor Corporation), and appropriate adjustments shall be made in the Exercise Price in order to reflect such action as determined by the Board, which determination shall be final.

13.2.
For the purposes of Section 13.1 above, the Options shall be considered assumed or substituted if, following the M&A Transaction, the Options confer the right to purchase or receive, for each Ordinary Shares subject to the Options immediately prior to the M&A Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the M&A Transaction by holders of shares of the Company for each share held on the effective date of the M&A Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of the Company); provided, however, that if such consideration received in the M&A Transaction is not solely shares (or their equivalent) of the Successor Corporation or its parent or subsidiary, the Board may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of the Option to be solely shares (or their equivalent) of the Successor Corporation or its parent or subsidiary equal in Fair Market Value to the per share consideration received by holders of a majority of the Company’s outstanding shares in the M&A Transaction; and provided further that the Board may determine, in its discretion, that in lieu of such assumption or substitution of Options for options of the Successor Corporation or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

13.3.
If the outstanding shares of the Company shall at anytime be changed or exchanged by declaration of a stock dividend, stock split, combination, reorganization or exchange of shares, recapitalization, or any other like event of the Company (except for events referred in Section 13.1 above), then in such event only and as often as the same shall occur, the number of Options outstanding and the Exercise Prices thereof shall be appropriately and equitably adjusted .

14.	Non-Transferability

14.1.
No Option shall be assignable or transferable by the Grantee to whom granted otherwise than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of the Grantee only by such Grantee or by such Grantee's guardian or legal representative. The terms of such Option shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee.

14.2.
Subject to all conditions and terms set out in the Articles of Association of the Company, as the same may be amended from time to time, and subject to all conditions and terms set out in this Plan, each Grantee shall be entitled to transfer to any third party any Ordinary Shares purchased pursuant to the exercise of Options granted to him/her, provided, however, that the Board may request, as a condition precedent to a transfer of Ordinary Shares that the transferee(s) of any Ordinary Shares shall execute a proxy similar to the proxy referred to in Section 9 above.

15.	Lock-Up
After the Company’s initial public offering in any stock exchange, all shares held by the Grantee shall be subject to any legal restrictions on the sale of shares of the Company and/or to any restrictions on the sale of shares of the Company required by the underwriters, or by applicable regulations, in such public offering, and the Grantee shall be required to cooperate with the Company and sign any document that may be required by the underwriters, or by the relevant stock exchange or similar body.

16.	Amendment of the Plan
The Board may, at any time and from time to time, terminate or amend the Plan in any respect. Subject to Section 13, in no event shall any action of the Board alter or impair the rights of a Grantee, without his consent, under any Option previously granted to him.

17.	Tax Consequences
All tax consequences arising from the grant or exercise of any Option, from the payment for, or the subsequent disposition of, Shares covered thereby or from any other event or act (of the Company or the Grantee) hereunder, shall be borne solely by the Grantee, and the Grantee shall indemnify the Company, and hold it harmless against and from any and all liability for any such tax or interest or penalty thereon.

18.	Continuance of Employment
Neither this Plan nor the grant of an Option hereunder shall impose any obligation on the Company to continue the employment of any Grantee, or to use services of any Grantee, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Grantee any right to continue in the employ of the Company, or restrict the right of the Company to terminate such employment or provision of services at any time.

19.	Governing Law
The Plan and all instruments issued thereunder or connection therewith, shall be governed by, and interpreted in accordance with the laws of the State of Israel, without regard to principles of conflicts of laws.

20.	Application of Funds
The proceeds received by the Company from the issuance of Shares pursuant to Options granted under the Plan will be used for general corporate purposes of the Company, or as otherwise determined by the Board.

21.	Multiple Agreements
The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Board may also grant more than one Option to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Grantee. The grant of multiple Options may be evidenced by a single Notice of Grant or multiple Notices of Grant, as determined by the Board.

22.	Non-Exclusivity of the Plan
Unless otherwise agreed to in writing by the Grantee, or otherwise specifically stated in the Notice of Grant, the adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable.